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NEWS RELEASE

                      ADAPTEC COMPLETES ACQUISITION OF DPT


         MILPITAS, Calif. - December 23, 1999 - Adaptec, Inc. (NASDAQ:ADPT) announced today that it has completed its acquisition of Distributed Processing Technology (DPT) for approximately $236 million. The purchase price includes cash for the outstanding shares of DPT plus the fair value of the assumed DPT stock options. DPT, a privately-held company based in Maitland, Florida, is a leading supplier of high-performance storage solutions.

         This acquisition strengthens Adaptec's efforts to broaden its solutions in the high-growth RAID market, and focuses Adaptec on building leadership in all RAID segments. The demand for storage capacity continues to grow explosively, and is fueled by the Internet and user demands for on-line access to information. RAID provides high performance and enhanced data protection for storage, and is important in a non-stop computing world.

         Adaptec will account for this acquisition under the purchase method of accounting. Adaptec will evaluate the allocation of the purchase price to the assets acquired, which may include in-process technology that will be written off in the quarter ending December 31, 1999, and goodwill and other intangible assets that will be amortized over the benefit period.

SAFE HARBOR STATEMENT

         This press release contains forward-looking statements regarding the company's RAID market share, global RAID position, and opportunities for product sales. These forward-looking statements are subject to risks and uncertainties and actual results could differ materially from these projections due to various factors including, but not limited to, the risks associated with integrating the operations of acquired companies, new product introductions by competitors, rapidly changing RAID product preferences by customers, and general economic conditions. For a more detailed discussion of the


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factors that affect the company's operating results, interested parties should review the company's Annual Report on Form 10-K for the fiscal year ended
March 31, 1999.

ABOUT ADAPTEC

         Adaptec makes storage work with products and solutions that move, transfer, manage, and protect valuable data that is the heart of Internet and e-business computing. Adaptec's hardware and software products are found in high-performance servers and workstations from the world's leading manufacturers, and are sold through distribution channels to enterprises, medium and small businesses, and consumers. With a range of host I/O, RAID, and CD recording software products, Adaptec is a market leader in storage solutions, and a powerful enabler of today's information age. Adaptec is an S&P 500 and a NASDAQ 100 member. More information is available at http://www.adaptec.com.

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EDITORIAL CONTACT:                          INVESTOR CONTACT:
Eric Brown                                  Sandra O'Halloran
(408) 957-1758                              (408) 957-2505
ebrown@corp.adaptec.com                     sandyoh@corp.adaptec.com